22619 Pacific Coast Highway, Malibu, CA 90265
T: 310-456-7799 F: 310-317-8517
CONTACTS:
Genna Rosenberg	Joel Bennett
JAKKS Pacific, Inc.	JAKKS Pacific, Inc.
(310) 455-6235	(310) 455-6210

NOTICE OF DELAYED 10-Q MISTAKENLY FILED WITH SEC BY FINANCIAL PRINTER

--- JAKKS’ 10-K Expected to File on Time ---

MALIBU, Calif. - February 15, 2008 - JAKKS Pacific, Inc. (NASDAQ: JAKK), announced today that a Form NT 10-Q (Notification of Inability to Timely File Form 10-Q) was mistakenly filed yesterday with the Securities and Exchange Commission (the “SEC”) on our behalf.  Such filing was intended to be made on behalf of “Jpak Group, Inc.,” an entity having no relationship or other affiliation with us, and was misfiled under our name due to an error made by a financial printer used by both Jpak Group, Inc. and us.

JAKKS has been advised by such financial printer that a correspondence will be immediately submitted to the SEC by the financial printer explaining its mistake and requesting the removal of the Form NT 10-Q from our filings.  The financial printer has further advised us that such removal may take several weeks to be finalized.

About JAKKS Pacific, Inc.
JAKKS Pacific, Inc. (NASDAQ: JAKK) is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories. The products are sold under various brand names including JAKKS Pacific®, Play Along®, Flying Colors®, Creative Designs International™, Road Champs®, Child Guidance®, Pentech®, Trendmasters®, Toymax®, Funnoodle®, Go Fly a Kite®, Color Workshop®, JAKKS Pets™ and Plug It In & Play TV Games™. JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakks.com.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

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